Exhibit 6.5

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into effective the 9th day of April, 2021, by and between American Rebel Holdings, Inc., a Nevada corporation (“American Rebel”) and Doug Grau (“Grau”).

RECITALS

A. American Rebel and Grau entered into an employment agreement on January 1, 2021 (the “Employment Agreement”) pursuant to which American Rebel agreed to employ Grau as its president for a five year term;

B. Effective April 1, 2021, Grau agreed to reduce the salary payable to him under the Employment Agreement for six months; and

C. American Rebel and Grau desire to further amend the Employment Agreement pursuant to this Amendment.

NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

1. Grau’s Base Salary for the period from April 1, 2021 through September 30, 2021 shall be reduced to $72,000 per annum ($6,000 per month). After September 30, 2021, Grau’s Base Salary shall revert to that set forth in the Employment Agreement.

2. Concurrent with the signing of this Amendment, American Rebel shall grant and agree to issue to Grau four million (4,000,000) shares of restricted common stock. Such shares shall be issued only upon the amendment to American Rebel’s articles of incorporation to increase its authorized shares of common stock.

3. Other than as specifically provided in this Amendment, all other provisions of the Employment Agreement shall remain in full force and effect, the Employment Agreement as amended by this Amendment constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

American Rebel:

American Rebel Holdings, Inc.,

a Nevada corporation

By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr., CEO

Grau:

/s/ Doug Grau
Doug Grau

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